                                EXHIBIT D.(XVII)
                             AMENDMENT NUMBER 16 TO
                         INVESTMENT MANAGEMENT AGREEMENT

                           Effective November 30, 2006

     The Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), is hereby further amended as follows, in order to reflect a reduction in management fees for The Hartford LargeCap Growth Fund:

     In Section 7 of the Agreement, the fee schedule for The Hartford LargeCap Growth Fund is restated as follows:

NET ASSET VALUE          ANNUAL RATE
---------------          -----------
First $500 million          0.650%
Next $500 million           0.600%
Amount Over $1 billion      0.550%

HARTFORD INVESTMENT FINANCIAL           THE HARTFORD MUTUAL FUNDS, INC.
SERVICES, LLC


By: /s/ John C. Walters                 By: /s/ Robert Arena
    ---------------------------------       ------------------------------------
    John C. Walters                         Robert Arena
    Executive Vice President                Vice President